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                                                                    EXHIBIT 99.1
                                                                    ------------

AT THE COMPANY                    THE FINANCIAL RELATIONS BOARD
--------------                    -----------------------------
John M. Tarrh                     Michael Lawson   Beth Lewis      Martin Gitlin
Vice President and Treasurer      (general info)   (analyst info)  (media info)
978-284-4135                      617-369-9240     617-369-9240    212-661-8030

William S. Hurley
Senior Vice President and Chief Financial Officer
978-284-4402

FOR IMMEDIATE RELEASE
January 9, 2001


           ASTeX ANNOUNCES PRELIMINARY FISCAL YEAR 2001 SECOND QUARTER
                                FINANCIAL RESULTS


Wilmington, Mass. - January 9, 2001 - Applied Science and Technology, Inc. ("ASTeX") (Nasdaq: ASTX), a leading provider of precision reactive gas processing solutions to the OEM semiconductor, medical, and industrial markets, announced today that it expects revenue for its second fiscal quarter ended December 30, 2000 to be in the range of $45 to $47 million compared to $31.1 million for the December, 1999 quarter. Earnings per diluted share are expected to be in the range of $0.18 to $0.20, compared to earnings per diluted share of $0.26 for the same period last year. The company expects to report final results for the second fiscal quarter in early February, 2001.

The Company's revenue growth is slightly ahead of plan and is attributable to continued strong demand from the semiconductor equipment OEMs. Total revenues from RF products for OEM semiconductor and medical and industrial applications were at all-time record levels, and up 40% sequentially. Ozone revenue declined sequentially by approximately 10% due, in part, to overstocking by one OEM customer leading to reduced shipments in the quarter. Liquozon revenue more than doubled sequentially as the use of ozonated water for wafer cleaning accelerated during the quarter. Systems revenue was up approximately 10% from the first quarter. Earnings per diluted share are expected to fall below last year's second quarter due to product mix, continued manufacturing inefficiencies, primarily at the new Wilmington, MA facility, as well as higher costs associated with the timely procurement of materials in connection with meeting customer requirements at the Colorado manufacturing operation.

Dr. Richard Post, Chairman and CEO of ASTeX commented, "We are pleased with our increasing ability to deliver products that satisfy our customers' demands. We work hard to be a value-added partner and the results of those efforts can be seen in our top-line growth. For example, ASTRON revenues continued to grow to all-time record levels and RF revenues have been much stronger than prior guidance. While this product mix shift to RF negatively impacted gross margins and we incurred additional one-time costs, we have been pleased to keep pace with customer demand while at the same time delivering significant improvements in quality. We are disappointed in the lower than expected earnings, but remain optimistic about our ability
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to improve our gross margins. We are addressing the manufacturing cost increases which resulted from procurement and production delays associated with ramping up the new facility in Massachusetts. Improved material flow, warehousing improvements and reduced inventories will positively affect our gross margins as we move into the new year.

"We expect revenues to remain essentially flat during the last half of our fiscal year ending June 30, 2001. We are confident that, with a new operations management team which we have put in place recently, we will be able to improve operational efficiency going forward and deliver improved gross margins and greater net earnings per share in the last half of this fiscal year in comparison to the first half. We also look forward to our planned merger with MKS Instruments, which will be voted on by our shareholders on January 26, 2001. We believe that the merger will enable us to offer the most comprehensive line of process control solutions available, and enable us to take advantage of MKS's global infrastructure to better serve our customers and thereby accelerate the use of our products worldwide."

MKS has filed a Registration Statement on SEC Form S-4 in connection with the merger, and MKS and ASTeX have mailed a Joint Proxy Statement/Prospectus to their stockholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully. The Registration Statement and the Joint Proxy Statement/Prospectus contain important information about MKS, ASTeX, the merger and related matters. These documents have been filed with the United States Securities and Exchange Commission. These and other documents filed with the SEC may be obtained free at the SEC's web site at www.sec.gov. You may also obtain for free each of these documents from MKS by directing your request to Ronald C. Weigner, Vice President and Chief Financial Officer of MKS at (978) 975-2350, or from John Tarrh, Vice President and Treasurer of ASTeX at (978) 284-4135.

MKS and ASTeX, and their respective directors, executive officers and certain members of management and employees may be soliciting proxies from MKS and ASTeX stockholders in favor of the adoption of the merger agreement and the transactions associated with the merger. A description of any interests that MKS' and ASTeX's directors and executive officers have in the merger is available in the Joint Proxy Statement/Prospectus.

ASTeX provides precision reactive gas processing solutions and specialty power sources to the OEM semiconductor, medical and industrial markets, and complete process systems for advanced packaging, telecommunications and magnetic sensor applications. ASTeX's broad product line is based on one or more of our core technologies including precision reactive gas processing, power sources and system integration. Depending on customer needs, ASTeX provides varying levels of integration-from components to integrated subsystems to complete process solutions. For more information, visit the ASTeX web site at www.astex.com.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of industry business cycles, competitive products and
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pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, general economic conditions, availability of raw materials, fluctuations in operating results, and other risks detailed from time to time in our filings with the Securities and Exchange Commission.


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